Exhibit 10.17

CREDIT LINE NOTE

Borrower Name MCGRATH RENTCORP., a California corporation

Borrower Address 5700 Las Positas Road Livermore, California 94550	Office East Bay Corporate Banking _______________	Loan Number _______________ Amount $5,000,000
Maturity Date July 2, 2007

$5,000,000	May 13, 2004

FOR VALUE RECEIVED, on July 2, 2007, the undersigned (“Borrower”) promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”), as indicated below, the principal sum of Five Million Dollars ($5,000,000), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate, such per annum rate to change as and when the Reference Rate shall change.

As used herein, the term “Reference Rate” shall mean the rate announced by Bank from time to time at its corporate headquarters as its “Reference Rate.” The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

1. PAYMENTS.

1.1 INTEREST PAYMENTS. Borrower shall pay interest on the last day of each quarter commencing on the first such date to occur after the first advance under this note. Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.

1.2 PRINCIPAL PAYMENTS. All principal outstanding on this note is due and payable on the earlier of July 2, 2007 or any accelerated maturity date.

Borrower shall pay all amounts due under this note in lawful money of the United States at Bank’s East Bay Corporate Banking Office, or such other office as may be designated by Bank, from time to time.

2. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to two percent (2%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.

3. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Borrower to make any payment required under this note when due; (b) any breach misrepresentation or other default by Borrower, any guarantor, co-maker endorser, or any person or entity other than Borrower providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor’s creditors; (f) the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee custodian or similar official for all or substantially all of any Obligor’s property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (j) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (k) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (I) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; (m) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure; (n) Borrower’s failure to comply with any provision of the Multibank Agreement (as defined in that certain facility letter between Borrower and Bank dated May 11, 2004 (“Facility Letter”), executed in connection herewith); or (o) Borrower’s failure to comply with any provision of the Facility Letter. Upon the occurrence of any such default, Bank may declare, in its discretion, all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, g, or n all principal and interest shall automatically become immediately due and payable.

4. ADDITIONAL AGREEMENTS OF BORROWER. If any amounts owing under this note are not paid when due, Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Bank in the collection or enforcement of this note. Borrower and any endorsers of this note for the maximum period of time and the full extent permitted by law (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term ‘Borrower” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Borrower and any endorser of this note, including their successors and assigns, hereby consents to the jurisdiction of any competent court within the State of California, except as provided in any alternative dispute resolution agreement executed between Borrower and Bank, and consents to service of process by any means authorized by said state law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California.

This note is subject to the terms of the Facility Letter between Borrower and Bank executed in connection herewith but in the event of any conflict between the terms of such Facility Letter and this note the terms of this note shall prevail.

MCGRATH RENTCORP, a
California corporation

By:	/s/ Thomas J. Sauer
Thomas J. Sauer
Vice President and
Chief Financial Officer